AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), is entered into on December 18, 2007, by and between H2Diesel Holdings, Inc., a Delaware corporation (the “Company”), and Cary Claiborne (the “Executive”).

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the covenants herein contained, and other good and valuable consideration, the receipt and adequacy of which are hereby forever acknowledged, the parties, with the intent of being legally bound hereby, agree as follows:

1. Term. The term of this Agreement shall commence on the first date of the Executive’s employment, December 1, 2007 (the “Effective Date”) and shall end on December 31, 2010 (the “Initial Term”); provided, however, that the term of this Agreement shall automatically be extended beyond the Initial Term for a one year period, effective January 1, 2011 (the “Renewal Term”) unless either party notifies the other by a date which is two-hundred seventy (270) days prior to the expiration of the Initial Term that such party desires not to extend the Initial Term beyond the third anniversary of the Effective Date. This Agreement shall continue for successive one-year Renewal Terms unless and until either party gives two-hundred seventy (270) days notice to the other of its desire not to extend further the term of this Agreement beyond the end of the then-current Renewal Term, or this Agreement is otherwise terminated pursuant to Section 5 hereof. The term of this Agreement, whether during the Initial Term or any Renewal Term, shall be referred to as the “Term.”

2. Position and Responsibilities.

2.1 Position. Executive will be employed by the Company to render services to the Company in the position of Chief Financial Officer. In that capacity, the Executive shall solely, under supervision of the President and Chief Executive Officer (the “CEO”), have general supervision over the financial and accounting matters of the Company, and perform other duties reasonably assigned to the Executive from time to time by the CEO provided the duties relate to the business of the Company and are consistent with the Executive’s position as Chief Financial Officer, as well as Executive’s background and experience. The Executive shall diligently perform all such services. The Executive shall report directly to the CEO. Executive shall, in all material respects, abide by all material and written Company rules, policies, and practices as adopted or modified, from time to time, in the Company’s sole discretion; and Executive shall attempt to use his best efforts in the performance of his duties hereunder.

2.2 Other Activities. While employed by the Company, Executive shall devote substantially all of his business time, attention, and skill to perform his assigned duties, services, and responsibilities hereunder, and shall act at all times in the furtherance of the Company’s business and interests. Executive shall not, during the term of this Agreement engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) which could reasonably be expected to materially interfere with Executive’s duties and responsibilities hereunder or create a conflict of interest with the Company. The foregoing limitations shall not prohibit Executive from: (i) serving as a consultant to another entity provided that such service would not violate Section 6.1 below or (ii) making and managing his personal and family investments in such form or manner as will neither require Executive’s services in the operation or affairs of the companies or enterprises in which such investments are made nor materially interfere with the performance of the Executive’s duties hereunder. The Company acknowledges that Executive will from time-to-time serve on the boards of corporations, advisory committees, trade organizations, philanthropic organizations or other entities. Accordingly, the foregoing limitations shall not prohibit Executive from serving on the boards of corporations, advisory committees, trade organizations, philanthropic organizations or other entities, provided that such service does not create a material conflict of interest with the Company.

2.3 No Conflict. Executive represents and warrants that Executive’s execution of this Agreement, Executive’s employment with the Company, and the performance of Executive’s proposed duties under this Agreement shall not violate any obligations Executive may have to any other employer, person, or entity, including but not limited to any obligations with respect to not disclosing any proprietary or confidential information of any other person or entity.

3. Compensation and Benefits.

3.1 Base Salary. In consideration of the services to be rendered under this Agreement, the Company shall pay Executive an initial base salary of eighteen thousand seven hundred fifty ($18,750) dollars per month (“Base Salary”) in accordance with the Company’s standard payroll practices. Such Base Salary shall be subject to such withholding or deductions as may be mutually agreed between the Company and Executive or as required by law. Executive’s Base Salary will be reviewed annually, and may be adjusted (upward, but not downward) at the discretion of the CEO and the Compensation Committee of the Board.

3.2 Stock Options. In consideration of the services to be rendered under this Agreement:

(a) The Company shall grant to the Executive options to purchase 300,000 shares of the Company’s Common Stock at a price of $4.00 per share, the fair market value on December 1, 2007 (the “Grant Date”), of which 105,000 shares shall vest on the Grant Date and the remainder shall vest in annual tranches as follows (collectively, the “Time Based Options”):

65,000 shares shall vest on the first anniversary of the Grant Date;

65,000 shares shall vest on the second anniversary of the Grant Date; and

65,000 shares shall vest on the third anniversary of the Grant Date.

(b) The Company shall grant to the Executive options to purchase 450,000 shares of the Company’s Common Stock at a price of $4.00 per share, the fair market value on the Grant Date, which shall vest in annual tranches if certain annual performance targets (the “Performance Targets”) to be established in good faith by the CEO and the Compensation Committee of the Board (the “Compensation Committee”) are met, as more fully set forth below (collectively, the “Performance Options”):

75,000 shares if the Performance Options shall vest in respect of the fiscal year ending December 31, 2007 if the Performance Targets for such year are met;

125,000 shares shall vest in respect of the fiscal year ending December 31, 2008 if the Performance Targets for such year are met; and

125,000 shares shall vest in respect of the fiscal year ending December 31, 2009 if the Performance Targets for such year are met; and

125,000 shares shall vest in respect of the fiscal year ending December 31, 2010 if the Performance Targets for such year are met.

Commencing with the fiscal year ending December 31, 2008, the Performance Targets for each fiscal year shall be established by the Compensation Committee not later than February 28 of such fiscal year. The Compensation Committee shall determine whether the Performance Targets for the preceding fiscal year have been met not later than seven days after the date that the Company’s audited financial statements in respect of such fiscal year become available, and if such Performance Targets are determined to have been met, the Performance Options in respect of such fiscal year shall be deemed to be vested as of such date of determination. The Time Based Options and the Performance Options shall be more fully documented in one or more Stock Option Agreement(s) containing customary terms and conditions and shall expire on the tenth (10th) anniversary of the Effective Date.

3.3 Stock Grant. The Company shall grant to the Executive the number of shares of the Company’s common stock equal to $25,000 on December 1, 2007, December 1, 2008, and December 1, 2009 (each a “Stock Grant Date”), based on the fair market value of a share of the Company’s common stock on each applicable Stock Grant Date and provided that the Executive is still employed on each applicable Stock Grant Date. Any fractional shares shall be paid to the Executive in cash.

3.4 Equity Compensation. To the extent that the Board and the stockholders of the Company approve an equity compensation or incentive plan (the “Plan”), the Executive shall be eligible to participate in such plan at a level commensurate with his position. The amount of any equity awards to the Executive and terms and conditions thereof shall be determined not less frequently than annually by a committee of the Board appointed pursuant to the Plan, or by the Board, in each case following consultation with the Chief Executive Officer in each of its discretion and pursuant to the Plan.

3.5 Benefits. Executive shall be entitled to participate in the pension and health and welfare benefit plans and perquisites that the Company generally makes available to its employees or other executives, at a level commensurate with his position (the “Executive Benefits”).

3.6 Vacation. During the Term, Executive shall be entitled to vacation each year in accordance with the Company’s policies in effect from time to time, but in no event less than four (4) weeks paid vacation per calendar year. The Executive shall also be entitled to such periods of sick leave as is customarily provided by the Company for its senior executive employees.

3.7 Business Expenses. Throughout the term of Executive’s employment hereunder, the Company shall reimburse Executive for all reasonable and necessary travel, entertainment, promotional, and other business expenses that may be incurred by Executive in the course of performing Executive’s duties. Authorized expenses shall be reimbursed by the Company in accordance with policies and practices adopted, from time to time, by the Company concerning expense reimbursement for employees and shall be reimbursed upon timely presentation to the Company of an itemized expense statement with respect thereto, including substantiation of expenses incurred and such other documentation as may be required by the Company’s reimbursement policies from time to time and in accordance with Internal Revenue Service guidelines.

3.8 Bonus Plan. The Executive shall be eligible to participate in an annual cash bonus plan established by the Compensation Committee (the “Bonus Plan). The Executive’s bonus will be targeted at 50% of the Executive’s Base Salary, subject to achieving certain performance targets (the “Bonus Plan Targets”). The Executive’s bonus with respect to the fiscal year ending December 31, 2007 shall be not less than 22% of the Executive’s Base salary, prorated for the number of days the Executive is actually employed by the Company. The Executive’s bonus with respect to the fiscal year ending December 31, 2008 shall be not less than 22% of the Executive’s Base salary. Commencing with the fiscal year ending December 31, 2008, the Bonus Plan and the performance targets for each fiscal year shall be established by the Compensation Committee not later than February 28 of such fiscal year. The Compensation Committee shall determine whether the Bonus Plan Targets for the preceding fiscal year have been met not later than seven days after the date that the Company’s audited financial statements in respect of such fiscal year become available and the bonus in respect of such fiscal year, if earned, shall be payable promptly after such determination. Any bonus paid under this Section shall be paid in accordance with the Bonus Plan and the Company’s payroll practices.

3.9 Relocation and Commuting Expenses. The Executive hereby agrees to relocate within 50 miles of the Company’s executive offices, which will be established at a location to be determined by the Board, currently anticipated to be Lake Mary, Florida.

(a) The Company will provide the Executive with a lump-sum payment of $50,000 (the “Relocation Payment”) for all reasonable and necessary actual out-of-pocket relocation expenses paid or incurred by the Executive. The Relocation Payment will be made within thirty days after the Executive completes the relocation.

(b) If this Agreement is terminated under Section 5(c) or 5(g) within 2 years of the Executive completing his relocation then the Executive will reimburse the Company the full amount of the Relocation Payment

(c) The Executive will complete the relocation process not later than August 31, 2009. During the period from the Effective Date up to the date when the Executive completes his relocation, the Executive’s office will be located in Central Florida and the Executive will commute between the office and his current residence.

(d) During the period from the Effective Date until the completion of the Executive’s relocation the Company will reimburse the Executive for reasonable out of pocket travel expenses incurred in commuting between the Executive’s home in Ellicott City, Maryland and the Company’s offices in Central Florida.

(e) During the period from the Effective Date until the completion of the Executive’s relocation the Company will reimburse the Executive for reasonable out of pocket expenses incurred for temporary housing and meals while in Florida.

4. Nondisclosure of Confidential and Proprietary Information. At all times before and for five (5) years after the termination of Executive’s service (for any reason by the Company or by Executive), Executive agrees to keep all Confidential or Proprietary Information in strict confidence and secrecy, and not to disclose or use the Confidential or Proprietary Information in any way outside of Executive’s assigned responsibilities for the Company. “Confidential or Proprietary Information” means any non-public information or idea (whether or not a trade secret) relating to the business of the Company obtained by Executive in the course of employment by the Company that is not generally known outside the Company or not generally known in the industry or by persons engaged in businesses similar to that of the Company (including information which may be available from sources outside the Company, but not in the form, arrangement, or compilation in which it exists within the Company) that should reasonably be considered confidential, including, but not limited to: (i) customer lists and records of current, former, and prospective customers; (ii) special needs and characteristics of current, former, or prospective customers; (iii) present or future business plans; (iv) trade secrets, proprietary, or confidential information of any customer or other entity to which the Company owes an obligation not to disclose such information; (v) marketing, financing, business development, or strategic plans; (vi) sales methods, practices, and procedures; (vii) personnel information; (viii) research and development data and projections; (ix) information or data concerning the Company’s competitive position in its various lines of business; (x) existing, new, or envisioned products, programs, services, methods, techniques, processes, projects, or systems; and (xi) sales, pricing, billing, costs, and other financial data and projections. All documents containing this information will be considered Confidential or Proprietary Information whether or not marked with any proprietary or confidential notice or legend. Notwithstanding the foregoing, nothing herein shall prohibit the Executive from disclosing any information: (1) in connection with performance of his duties hereunder as he deems in good faith to be necessary or desirable; or (2) if compelled pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter; or (3) if necessary for Executive to defend his rights in a legal or regulatory proceeding. In the event Executive is compelled by order of a court or other governmental or legal body to communicate or divulge any such information, knowledge or data, he shall promptly notify the Company. However, Employee’s obligations under this Section shall not extend to:

1)	Confidential or Proprietary Information which is or becomes part of the public domain or is available to the public by publication or otherwise without disclosure by Employee; or

2)	Confidential or Proprietary Information which was within Employee’s knowledge or in his possession prior to his employment by the Company; or

3)
Confidential or Proprietary Information which, either prior to or subsequent to the Company’s disclosure to Employee with an obligation of confidentiality, was disclosed to Employee, without obligation of confidentiality, by a third party who did not acquire such information, directly or indirectly, from Employee.

5. Termination; Rights and Obligations on Termination. The Executive’s employment under this Agreement may be terminated in any one of the followings ways:

(a) Death. The death of Executive shall immediately and automatically terminate the Executive’s employment under this Agreement. If Executive dies while employed by the Company, any vested options may be exercised on or before the option’s expiration date. Any option that remains unexercised after this period shall be forfeited. Upon the Executive’s death, the Executive’s legal representative shall receive: (1) any compensation earned but not yet paid, including and without limitation, any bonus if declared or earned but not yet paid for a completed fiscal year (and also in any event including the guaranteed bonuses for 2007 and 2008, pro rata, based on time served during the applicable year through the date of termination), any amount of Base Salary earned but unpaid, any accrued vacation payable pursuant to the Company’s policies, and any unreimbursed business expenses, which amounts shall be promptly paid in a lump sum, and (2) any other amounts or benefits owing to the Executive under the then applicable employee benefit plans, long term incentive plans or equity plans and programs of the Company which shall be paid or treated in accordance with the terms of such plans and programs (subsections (1) and (2) shall be collectively referred to as, the “Accrued Amounts”). Other than the benefits described above, no further compensation or benefits shall be due or owing upon the Executive’s death.

(b) Disability. If as a result of incapacity due to physical or mental illness or injury, Executive shall have been absent from Executive’s duties hereunder for six (6) consecutive months, then thirty (30) days after receiving written notice (which notice may occur before or after the end of such six (6) month period, but which shall not be effective earlier than the last day of such six (6) month period), the Company may terminate Executive’s employment hereunder provided Executive is unable to substantially perform his duties hereunder at the conclusion of such notice period (a “Disability”), as determined by a physician mutually selected by the parties hereto. In the event the Executive’s employment is terminated as a result of Disability, Executive shall receive from the Company, in a lump-sum payment due within ten (10) days of the effective date of termination, an amount equal to the sum of the Base Salary and bonus, if any, that would have been paid to Executive through the end of the then remaining Term if the Executive were not disabled or for six (6) months, whichever is less (assuming that Executive would have received no further increases in his Base Salary (including for the sake of clarity the automatic achievement of 2007 and 2008 guaranteed bonuses, pro rata based on time that would have been served during the applicable year through the end of the Term or the 12 month period described above, as applicable)). The Executive shall also be entitled to the Accrued Amounts. Additionally, if Executive is terminated due to a Disability, the next unvested tranche of Performance Options will vest if the applicable Performance Targets are actually met. Any vested options may be exercised on or before the option’s expiration date. Any option that remains unexercised after this period shall be forfeited. Other than the benefits described above, no further compensation or benefits shall be due or owing upon the Executive’s termination due to a Disability.

(c) Cause. The Company may terminate this Agreement immediately upon written notice to Executive for “Cause,” which shall mean: (i) the Executive’s willful, material, and irreparable breach of this Agreement; (ii) Executive’s willful misconduct in the performance of any of his material duties and responsibilities hereunder that has a material adverse effect on the Company; (iii) Executive’s intentional and continued non-performance (other than by reason of disability or incapacity) of any of the Executive’s material duties and responsibilities hereunder or of any reasonable, lawful instructions from the Board, which continues for ten (10) days after receipt by Executive of written notice from the Company except when Executive is diligently working to cure such non-performance and the cure requires more than ten (10) days; (iv) Executive’s material and willful dishonesty or fraud with regard to the Company (other than good faith expense account disputes) that has a material adverse effect on the Company (whether to the business or reputation of the Company; or (v) Executive’s conviction of a felony (other than as a result of vicarious liability or a traffic related offense). For purposes of this paragraph, no act, or failure to act, on Executive’s part shall be considered “willful” unless done or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Company. In the event of the Executive’s termination of employment by the Company for Cause the Executive shall receive the Accrued Amounts, if the termination is within two years of the Executive’s relocation the Executive shall repay the Relocation Payment and the Executive may exercise his vested options for a period of thirty (30) days following termination for Cause.

Notwithstanding the foregoing, following the Executive’s receipt of written notice from the Company of any of the events described in subsections (i) through (iv) above, the Executive shall have ten (10) days in which to cure the alleged conduct (if curable) except when Executive is diligently working to cure such non-performance and the cure requires more than ten (10) days.

(d) Without Cause. At any time after Executive’s commencement of employment, the Company may, without Cause, terminate the Executive’s employment, effective thirty (30) days after written notice is provided to Executive. In the event Executive is terminated by the Company without Cause, Executive shall receive from the Company within ten (10) days after such termination, in a lump sum payment, an amount equal to the sum of the Base Salary and bonus, if any, that would have been paid to Executive through the end of the then remaining Term if the Executive had not been terminated or for twelve (12) months, whichever is less (assuming that Executive would have received no further increases in his Base Salary and assuming achievement of all applicable Bonus Plan Targets (including for the sake of clarity the automatic achievement of 2007 and 2008 guaranteed bonuses, pro rata based on time that would have been served during the applicable year through the end of the Term (or the renewal term, as applicable) or the 12 month period described above, as applicable). The Executive shall also receive the Accrued Amounts. Additionally, if Executive is terminated by the Company without Cause, all of the unvested Time Based Options will vest and the next tranche of unvested Performance Options will vest as if the applicable Performance Targets had been met. Any vested options may be exercised on or before the option’s expiration date. Any option that remains unexercised after this period shall be forfeited.

(e) Resignation for Good Reason. At any time after Executive’s commencement of employment, the Executive may resign for Good Reason (as defined below) effective thirty (30) days after written notice is provided to the Company. Upon the Executive’s termination of employment for Good Reason, the Executive shall be entitled to all payments and benefits as if his employment was terminated by the Company without Cause as provided in subsection (d) above. For purposes of this Agreement, Good Reason means: (i) any adverse change in the Executive’s position, title or reporting relationship or a material diminution of his duties, responsibilities or authority or the assignment to Executive of duties or responsibilities that are inconsistent with the Executive’s position; (ii) any reduction in salary or bonus opportunities; (iii) the failure by the Company to continue in effect any material compensation or benefit plan or arrangement in which Executive participates unless an equitable and substantially comparable arrangement (embodied in a substitute or alternative plan) has been made with respect to such plan or arrangement, or the failure by the Company to continue Executive’s participation therein (or in such substitute or alternative plan or arrangement) on a basis not less favorable, both in terms of the amount of benefits provided and the level of participation relative to other participants, as existed at the time of the Executive’s commencement of employment; (iv) any material breach of this Agreement (or any other written agreement entered into between the Executive and the Company) by the Company; (v) failure of any successor to the Company (whether direct or indirect and whether by merger, acquisition, consolidation or otherwise) to assume in a writing delivered to Executive upon the assignee becoming such, the obligations of the Company hereunder; or (vi) a requirement by the Company that the Executive relocate a second time.

Notwithstanding the foregoing, following the Company’s receipt of written notice from the Executive of any of the events described in subsections (i) through (vi) above, the Company shall have ten (10) days in which to cure the alleged conduct (if curable).

(f) Change in Control of the Company. In the event that a Change of Control (as defined below) in the Company shall occur during the Term of this Agreement, and within 12 months thereafter the Executive’s employment shall be terminated without Cause pursuant to Section 5(d) above or for Good Reason pursuant to Section 5(e) above, then the Executive’s severance compensation will be as set forth above for termination without Cause or Good Reason, as the case may be; provided, however, that all unvested options (both Perfomance and Time Based) will vest and remain exercisable for the balance of the option term. The Company shall have no further liability under this Agreement. (For the sake of clarity, if the Executive’s employment is not terminated within 12 months after a Change of Control, the compensation payable to Executive for terminations thereafter without Cause pursuant to Section 5(d) above or for Good Reason pursuant to Section 5(e) above shall remain as stated in those sections.)

For purposes of this Agreement, the term “Change of Control” shall mean:

(i) approval by the stockholders of the Company of (x) a reorganization, merger, consolidation or other form of corporate transaction or series of transactions (other than the issuance by the Company of equity securities to investors whether in private placements or public offerings (an “Equity Offering”)), in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, in substantially the same proportions as their ownership immediately prior to such reorganization, merger, consolidation or other transaction, or (y) a liquidation or dissolution of the Company or (z) the sale of all or substantially all of the assets of the Company (unless such reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned);

(ii) individuals who, as of the Effective Date of this Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Effective Date of this Agreement whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

(iii) the acquisition (other than from the Company) by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), of beneficial ownership within the meaning of Rule 13-d promulgated under the Securities Exchange Act of more than 50% of either the then outstanding shares of the Company’s common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors (hereinafter referred to as the ownership of a “Controlling Interest”) excluding, for this purpose, any acquisitions by (1) the Company or its subsidiaries, (2) any person, entity or “group” that as of the Effective Date of this Agreement owns beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act) of a Controlling Interest, (3) any employee benefit plan of the Company or its subsidiaries, or (4) any acquisition in one or more Equity Offerings.

(g) Resignation without Good Reason or Retirement by Executive. The Executive may resign without Good Reason or retire upon 90 days’ written notice, and upon such termination of employment he shall receive the Accrued Amounts.

(h) Superseding Agreement. This Agreement shall be terminated immediately and automatically if the parties enter into another employment agreement which supersedes this Agreement. In the event the parties enter into a superseding agreement, no severance pay or other compensation shall be due to Executive with respect to the termination of this Agreement.

6. Use and Return of Company Property. Executive acknowledges the Company’s proprietary rights and interests in its tangible and intangible property. Accordingly, Executive agrees that upon termination of Executive’s employment with the Company, for any reason, and at any time, Executive shall deliver to the Company all Company property, including: (a) all documents, contracts, writings, disks, diskettes, computer files or programs, computer-generated materials, information, documentation, or data stored in any medium, recordings and drawings pertaining to trade secrets, proprietary or confidential information, or other inventions and works of the Company; (b) all records, designs, plans, sketches, specifications, patents, business plans, financial statements, accountings, flow charts, manuals, notebooks, memoranda, lists, and other property delivered to or compiled by Executive, by or on behalf of the Company or any of its representatives, vendors, or customers which pertain to the business of the Company, all of which shall be and remain the property of the Company, and shall be subject, at all times, to its discretion and control; (c) all equipment, devices, products, and tangible property entrusted to Executive by the Company; and (d) all correspondence, reports, records, notes, charts, advertisement materials, and other similar data pertaining to the business, activities, or future plans of the Company, in the possession or control of Executive, shall be delivered promptly to the Company without request by it. Executive shall certify to the Company, in writing, within five (5) days of any request by the Company, that all such materials have been returned to the Company. Notwithstanding the foregoing or anything else to the contrary in this Agreement, the Executive may (i) retain and use in his discretion his rolodex and similar address and telephone directories (whether in writing or electronic format) and (ii) retain the personal computer provided to Executive by Company.

6.1 Non-competition. At all times while the Executive is employed by the Company and for a period of: (i) two (2) years after any termination of the Executive’s employment for Cause or the Executive’s termination of his employment without Good Reason; (ii) the lesser of one (1) year or the remainder of the Term after any termination of the Executive’s employment by the Company without Cause or the Executive’s termination for Good Reason; or (iii) one (1) year following the non-renewal of this Agreement or any termination pursuant to Section 5, the Executive shall not, directly or indirectly, engage in or have any interest in any person (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly or indirectly (or through any affiliated entity to the extent the combined entities derive fifty percent (50%) or more of their revenues through a business competitive with the Company’s Business) competes with the Company’s Business (as defined below); provided that such provision shall not apply to the Executive’s ownership of securities of the Company or the acquisition by the Executive, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Executive does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control of, more than five percent of any class of capital stock of such issuer. For purposes of this Section 6.1, the term “Business” shall mean the biofuels business and any other business in which the Company is actively engaged prior to the delivery of a notice of termination by the Company or the Executive hereunder and which business the Company is engaged at the date of termination of the Executive’s employment.

6.2 Non-Solicitation. At all times while the Executive is employed by the Company and for a period of: (i) two (2) years after any termination of the Executive’s employment for Cause or the Executive’s termination of his employment without Good Reason; (ii) the lesser of one (1) year or the remainder of the Term after any termination of the Executive’s employment by the Company without Cause or the Executive’s termination for Good Reason; or (iii) one (1) year following the non-renewal of this Agreement or any termination pursuant to Section 5, the Executive shall not, directly or indirectly, for himself or for any other person (a) employ or attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company, or (b) call on or solicit any of the actual or targeted prospective customers or suppliers of the Company on behalf of any person in connection with any business that competes with the Business of the Company nor shall the Executive make known the names and addresses of such customers or suppliers or any information relating in any manner to the Company’s trade or business relationships with such customers or suppliers, other than in connection with the performance of Executive’s duties under this Agreement.

6.3 Reasonable Restrictions. Executive hereby acknowledges and agrees that the limits on his ability to engage in activities that are competitive with the Company, as defined above, are warranted in order to protect the Company’s trade secrets and Confidential or Proprietary Information, and further, are warranted to protect the Company in developing and maintaining its reputation, goodwill, and status in the marketplace. Executive specifically agrees that the time period, geographic scope, and nature of the restrictions set forth in Sections 6.1 and 6.2 are reasonable and necessary to protect the Company’s legitimate business interests and do not impose any limitations greater than those necessary to protect those interests.

6.4. Remedies. Executive hereby acknowledges and agrees that the services Executive has rendered and will continue to render to the Company are of a special and unique character, which gives this Agreement a peculiar value to the Company, and further acknowledges and agrees that the loss of those services to a direct competitor or the direct competition by Executive against the Company cannot be reasonably or adequately compensated for by damages in an action at law. Executive further acknowledges and agrees that any material breach by Executive of any provision of Sections 4 or 6 of this Agreement shall cause irreparable harm to the Company, which harm cannot be reasonably or adequately compensated for by damages in an action at law. Accordingly, without prejudice to the rights and remedies otherwise available to the Company, Executive agrees that, in addition to any other right or remedy the Company may have, upon adequate proof of a material breach the Company shall be entitled to a temporary restraining order and to a preliminary and permanent injunction enjoining or restraining the breach of this Agreement by Executive, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security. Executive acknowledges and agrees that the preceding remedies shall be in addition to any and all other rights available to the Company at law or in equity. The failure of the Company to promptly institute legal action upon any breach of this Agreement shall not constitute a waiver of that or any other breach hereof.

7. Indemnification; Insurance.

7.1 Indemnification of Executive. While the Executive is employed by the Company and thereafter, in the event Executive is made a party to any threatened, pending, or contemplated action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by the Company against Executive), by reason of the fact that Executive is or was performing services under this Agreement, then the Company shall indemnify Executive to the fullest extent permitted by applicable law against all expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement, as actually and reasonably incurred by Executive in connection therewith. In the event that both Executive and the Company are made a party to the same third party action, complaint, suit, or proceeding, the Company will engage competent legal representation, and Executive will use the same representation, provided that if counsel selected by the Company shall have a conflict of interest that prevents such counsel from representing Executive, then the Company shall engage separate counsel on Executive’s behalf, and subject to the provisions of this Section 7, the Company will pay all attorneys’ fees of such separate counsel.

7.2 Insurance Provided by Company. As soon as practicable after the Effective Date, the Company shall obtain a directors and officers liability insurance policy covering all directors and officers of the Company, including Executive, which insurance policy shall provide adequate insurance coverage for each of such persons, as shall be approved by the Board. The Executive shall be entitled to such coverage while employed and thereafter while potential liability exists.

8. Assignment; Binding Effect. Executive shall have no right to assign this Agreement to another party other than by will or by the laws of descent and distribution. This Agreement may be assigned or transferred by the Company only to an acquirer of all or substantially all of the assets of the Company, provided such acquirer promptly assumes all of the obligations hereunder of the Company in a writing delivered to the Executive and otherwise complies with the provisions hereof with regard to such assumption. Nothing in this Agreement shall prevent the consolidation, merger, or sale of the Company or a sale of any or all or substantially all of its assets. Subject to the foregoing restriction on assignment by Executive, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, legal representatives, successors, and assigns.

9. Additional Provisions.

9.1 Damages. Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event that either party hereto brings suit for the collection of any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable court costs and attorneys’ fees of the other.

9.2 Amendments; Waivers; Remedies. This Agreement may not be amended, and no provision of this Agreement may be waived, except by a writing signed by Executive and by a duly authorized representative of the Company. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

9.3 Notices. Any notice under this Agreement must be in writing and addressed to the Company or to Executive at the corresponding address below. Notices under this Agreement shall be effective upon: (a) hand delivery, when personally delivered; (b) written verification of receipt, when delivered by overnight courier or certified or registered mail; or (c) acknowledgment of receipt of electronic transmission, when delivered via electronic mail or facsimile. Executive shall be obligated to notify the Company, in writing, of any change in Executive’s address. Notice of change of address shall be effective only when done in accordance with this Section 9.3.

Company’s Notice Address:	H2Diesel Holdings, Inc. 11111 Katy Freeway Houston, TX 77079 Attn.: David A Gillespie Telephone: 713 973 5720 Facsimile: 713 973 5777
Executive’s Notice Address:	Mr. Cary Claiborne 3056 Seneca Chief Trail Ellicott City, Maryland 21042

9.4 Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court of competent jurisdiction to exceed the maximum time period or scope that such court deems enforceable, then such court shall reduce the time period or scope to the maximum time period or scope permitted by law.

9.5 Taxes. All amounts paid under this Agreement (including, without limitation, Base Salary) shall be reduced by all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction.

9.6 Governing Law. The validity, interpretation, enforceability and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to conflict of laws principles that would cause the laws of another jurisdiction to apply.

9.7 Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect, in any manner, the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular.

9.8 Survival. All of those portions of this Agreement that require performance by either party following termination of Executive’s employment hereunder shall survive any termination of this Agreement.

9.9 Counterparts. This Agreement may be executed in several counterparts (including by means of telecopied signature pages), each of which shall be deemed an original but all of which shall constitute one and the same instrument.

9.10 Authority. Each party represents and warrants that such party has the right, power, and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder, and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

9.11 Additional Assurances. The provisions of this Agreement shall be self-operative and shall not require further agreement by the parties except as may be herein specifically provided to the contrary; provided, however, that at the request of the Company, Executive shall execute such additional instruments and take such additional acts as the Company may deem necessary to effectuate this Agreement.

9.12 Entire Agreement. This Agreement is the final, complete, and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior or contemporaneous representations, discussions, proposals, negotiations, conditions, communications, and agreements, whether written or oral, between the parties relating to the subject matter hereof and all past courses of dealing or industry custom. No oral statements or prior written material not specifically incorporated herein shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized unless incorporated herein by amendment, as provided herein (such amendment to become effective on the date stipulated therein).

9.13 Executive Acknowledgment. Executive acknowledges that, before signing this Agreement, Executive was advised of his right to consult with an attorney of his choice to review this Agreement and that Executive had sufficient opportunity to have an attorney review the provisions of this Agreement and negotiate its terms. Executive further acknowledges that Executive had a full and adequate opportunity to review this Agreement before signing it; that Executive carefully read and fully understood all the provisions of this Agreement before signing it, including the rights and obligations of the parties; and that Executive has entered into this Agreement knowingly and voluntarily.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

H2DIESEL HOLDINGS, INC.

By: /s/ David A. Gillespie
Name: David A Gillespie
Title: President and Chief Executive Officer

EXECUTIVE:

/s/ Cary J. Claiborne
Cary J. Claiborne